Duesenberg Technologies Inc. No. 21, Denai Endau 3, Seri Tanjung Pinang, 10470 Tanjung Tokong, Penang, Malaysia

OTCQB: DUSYF

News Release

PREVIEW INFORMATION REGARDING DUESENBERG GRAND TOURER WITH CHIEF DESIGNER CHRIS REITZ DUESENBERG COMPLETES PRIVATE STOCK PLACEMENT FINANCING

PENANG, MALAYSIA - (April 22, 2021) Duesenberg Technologies Inc. (OTCQB: DUSYF) (the “Company” or “Duesenberg”), an OTCQB-listed issuer, is pleased to announce a preview of the upcoming Duesenberg Grand Tourer 'JL01', currently under early stage development, and completion of a private placement financing.

Duesenberg Head Designer, Chris Reitz, talks about the Spirit and inspiration of the new Duesenberg Grand Tourer.

In 2022 we plan to debut our new Duesenberg Grand Tourer, the Company’s initial vision for the 21st Century rebirth of the Iconic Duesenberg Brand. Duesenberg 100 years ago blazed a lasting trail to create the most exciting, dynamic technologically advanced and reliable vehicles of their times, times where the automotive mobility was in its infancy. Duesenberg was the post WWI era vehicle of choice for the famous to infamous from Gary Cooper, Mae West, Clark Gable and the Duke of Windsor to Al Capone.

The Company plans to honor the Duesenberg brand’s heritage through exciting designs. These designs focused on meeting modern consumer expectations and technological imperatives. One such imperative is Sustainability, sustainability that you can touch, see, feel in fall in love with. Flamboyant, sensual, at same time the JL01, is sculpted with an elegant, timeless execution that perfectly balances athleticism with confidence. The Company’s primary goal is to deliver the world’s most luxurious true zero emission vehicle, equipped with the world’s finest automotive cabin. The Company believes this is the epitome of modern exclusive design and plans to provide an unprecedented level of personalization and configurability.

At Duesenberg we have the courage for taking new directions, projecting the future, seeing opportunities not restrictions where others see constraints, we cherish the Duesenberg brand’s heritage and intend to honor it by creating clever technical solutions that emphasize the Company’s care for our planet.

We believe in love at first sight and iconic shapes with tension, passion and defined lines. Our love for detail, our lust for perfection keeps us busy with refinement and oceans of testing before we can share our passion with you for that... but we are optimistic it will be worth the wait.

The reader is cautioned that this information provided is forward looking and that the Company’s electrical vehicle expansion is still in its infancy.

Duesenberg Technologies closes Private Placement Financing.

The Company closed a private placement financing by issuing 600,000 shares of its common stock (the “Shares”) at a price of USD$0.83 per Share for total proceeds of USD$498,000 (the “Financing”). The shares were issued pursuant to the provisions of Regulation S of the United States Securities Act of 1933, as amended (the “Act”) to the persons who are not residents of the United States and are otherwise not “U.S. Persons” as that term is defined in Rule 902(k) of Regulation S of the Act.

For additional information regarding the Financing please refer to the Current Report on Form 8-K the Company filed with the SEC on April 22, 2021.

The above does not constitute an offer to sell or a solicitation of an offer to buy any of the Company’s securities in the United States. The securities have not been registered under the Act and may not be offered or sold within the United States or to U.S. persons unless an exemption from such registration is available.

About Duesenberg Technologies Inc.

Duesenberg Technologies Inc. (fka VGrab Communications Inc.) was established out of the collective ambition of investors experienced in the online business and marketing. Our goal was to help entrepreneurs and businesses turn their own ideas and visions into successful companies. With the name change on December 23, 2020, the Company added environmentally friendly technologies to its business strategy. Duesenberg Technologies’ goal is to be climate neutral across its full value chain, in line with the goals set by the Paris Agreement. The Company is committed to energy resiliency through Development in Energy Transition Goal. This strategy identifies an immediate and urgent need to reduce greenhouse gas emissions to help mitigate the effects of climate change, reduce energy use, and improve air quality. The Company is posed to play a vital role in supporting all three of these objectives by reducing the environmental impact through developing a new type of luxury electric vehicles.

On behalf of the Board of Directors,

Lim, Hun Beng (Joe), President

CONTACT INFORMATION

Duesenberg Technologies Inc.

+1-236-304-0299

contactus@duesenbergtech.com

Forward‐looking Information Cautionary Statement

Except for statements of historic fact, this news release contains certain “forward‐looking information” within the meaning of applicable securities law. Forward‐looking information is frequently characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “are optimistic that” “anticipate”, “estimate” and other similar words, or statements that certain events or conditions “may” or “will” occur. Forward‐looking statements are based on the opinions and estimates at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward‐looking statements including, but not limited to our ability to execute prospective business plans; inexperience in developing and mass-producing electric vehicles; actions by government authorities, including changes in government regulation; changes in the electric vehicle market; dependency on certain key personnel and any inability to retain and attract qualified personnel; developments in alternative technologies or improvements in the internal combustion engine; disruption of supply or shortage of raw materials; failure of our conceptual vehicles to perform as expected; failure to manage future growth effectively; future decisions by management in response to changing conditions; inability to design, develop, market and sell electric vehicles and services that address additional market opportunities; inability to keep up with advances in electric vehicle technology; inability to reduce and adequately control operating costs; inability to succeed in maintaining and strengthening the Duesenberg brand; labor and employment risks; misjudgments in the course of preparing forward-looking statements; our ability to raise sufficient funds to carry out our proposed business plan; the unavailability, reduction or elimination of government and economic incentives; uncertainties associated with legal proceedings; general economic conditions, because they may affect our ability to raise money; our ability to raise enough money to continue our operations; changes in regulatory requirements that adversely affect our business; and other uncertainties, all of which are difficult to predict and many of which are beyond our control. There are uncertainties inherent in forward‐looking information, including factors beyond the Company’s control. There are no assurances that the business plans for the Company as described in this news release will come into effect on the terms or time frame described herein. The Company undertakes no obligation to update forward‐looking information if circumstances or management’s estimates or opinions should change except as required by law. The reader is cautioned not to place undue reliance on forward‐looking statements. Additional information identifying risks and uncertainties that could affect financial results is contained in the Company’s filings, which are available at www.edgar.com. We seek safe harbor.